Exhibit 5.1

July 26, 2024

Newmont Corporation

Newmont USA Limited

6900 E Layton Avenue

Suite 700

Denver, CO 80237

Newcrest Finance Pty Limited

Level 5, 500 Hay Street

Subiaco, Western Australia, 6008

Australia

Re:	$623,340,000 3.250% Notes due 2030
$459,939,000 5.75% Notes due 2041
$486,128,000 4.200% Notes due 2050
$927,754,000 5.30% Notes due 2026
$1,000,000,000 5.35% Notes due 2034

Ladies and Gentlemen:

We have acted as New York counsel to Newmont Corporation, a corporation organized under the laws of Delaware (the “Company”), Newcrest Finance Pty Limited, a company organized under the laws of the Commonwealth of Australia and a wholly-owned subsidiary of Newmont (the “Co-Issuer” and, together with the Company, the “Issuers”) and Newmont USA Limited, a corporation organized under the laws of Delaware and a wholly-owned subsidiary of Newmont (the “Guarantor” and, together with the Issuers, the “Registrants”), in connection with the Issuers’ offers (the “Exchange Offers”) to exchange up to (i) $623,340,000 aggregate principal amount of their issued and outstanding 3.250% Notes due 2030 (the “Existing 2030 Notes”) for newly issued and registered 3.250% Notes due 2030 (the “Registered 2030 Notes”), (ii) $459,939,000 aggregate principal amount of their issued and outstanding 5.75% Notes due 2041 (the “Existing 2041 Notes”) for newly issued and registered 5.75% Notes due 2041 (the “Registered 2041 Notes”), (iii) $486,128,000 aggregate principal amount of their issued and outstanding 4.200% Notes due 2050 (the “Existing 2050 Notes” and, together with the Existing 2030 Notes and the Existing 2041 Notes, the “Existing December Notes”) for newly issued and registered 4.200% Notes due 2050 (the “Registered 2050 Notes” and together with the Registered 2030 Notes and the Registered 2041 Notes, the “Registered December Notes”), (iv) $927,754,000 aggregate principal amount of their issued and outstanding 5.30% Notes due 2026 (the “Existing 2026 Notes”) for newly issued and registered 5.30% Notes due 2026 (the “Registered 2026 Notes”) and (v) $1,000,000,000 aggregate principal amount of their issued and outstanding 5.35% Notes due 2034 (the “Existing 2034 Notes” and, together with the Existing 2026 Notes, the “Existing March Notes” and, together with the Existing December Notes, the “Existing Notes”) for newly issued and registered 5.35% Notes due 2034 (the “Registered 2034 Notes” and, together with the Registered 2026 Notes, the “Registered March Notes” and, together with the Registered December Notes, the “Registered Notes”), pursuant to a registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”). The Existing December Notes were issued and the Registered December Notes are to be issued under an indenture (the “December Indenture”), dated as of December 28, 2023, by and among the Issuers, the Guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”) filed as Exhibit 4.1 to the Company’s Form 8-K filed with the Commission on December 29, 2023. The Existing March Notes were issued and the Registered March Notes are to be issued under an indenture (the “March Indenture” and, together with the December Indenture, the “Indentures”), dated as of March 7, 2024, by and among the Issuers, the Guarantor, and the Trustee, filed as Exhibit 4.1 to the Company’s Form 8-K filed with the Commission on March 8, 2024. The Registered Notes will be guaranteed by the Guarantor pursuant to the terms of the Indenture (the “Guarantees”).

In connection with our opinions expressed below, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents and such other documents, corporate records, certificates and other statements of government officials and corporate officers of the Registrants as we deemed necessary for the purposes of the opinions set forth in this opinion letter:

(a)	a copy of the Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), dated November 3, 2023 filed as Exhibit 3.1 to the Company’s Form 8-K filed with the Commission on November 6, 2023;

(b)	a copy of the Amended and Restated By-laws of the Company, effective January 17, 2023, filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the Commission, on January 18, 2023;

(c)	a copy of resolutions of the board of directors of the Company adopted on October 25, 2023;

(d)	a copy of resolutions of the board of directors of the Company adopted on February 21, 2024; a copy of the Restated Certificate of Incorporation of the Guarantor, dated February 15, 2002, filed as Exhibit 3.3 to the Company’s Registration Statement on Form S-4, filed with the Commission on June 28, 2019, as amended by the Certificate of Amendment, dated February 22, 2002, filed as Exhibit 3.4 to the Company’s Registration Statement on Form S-4, filed with the Commission on June 28, 2019, as amended by the Certificate of Amendment, dated July 3, 2002, filed as Exhibit 3.5 to the Company’s Registration Statement on Form S-4, filed with the Commission on June 28, 2019;

(e)	a copy of the Restated Certificate of Incorporation of the Guarantor;

(f)	a copy of the Amended and Restated By-Laws of the Guarantor, adopted on June 1, 2014, filed as Exhibit 3.6 to the Company’s Registration Statement on Form S-4, filed with the Commission on June 28, 2019

(g)	a copy of the written consent setting forth resolutions of the Guarantor’s board of directors adopted on November 27, 2023;

(h)	a copy of the written consent setting forth resolutions of the Guarantor’s board of directors adopted on March 4, 2024;

(i)	the Indentures;

(j)	the forms of global certificates included in the Indentures; and

(k)	the Registration Statement.

We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of the Registrants and of public officials and upon statements and information furnished by officers and representatives of the Registrants with respect to the accuracy of material factual matters contained therein which were not independently established by us. In rendering the opinions expressed below, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures on documents we have reviewed, the legal capacity and competency of all natural persons signing all such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic, complete original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents we have reviewed, the accuracy and completeness of all public records examined by us, and the accuracy of all statements in certificates of officers of the Registrants that we reviewed.

In considering documents executed by the Co-Issuer or parties other than the Corporation and the Guarantor, we have assumed (a) that the Co-Issuer had the power, corporate or other, and authority to enter into and perform all their obligations thereunder, (b) the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity, binding and enforceable effect thereof in accordance with their respective terms and (c) that the Trustee is in compliance generally and with respect to acting as trustee under the Indentures, with all applicable laws and regulations.

In rendering the opinion contained herein, we have also assumed that: (i) the Registration Statement and any supplements and amendments thereto, will have become effective and will comply with all applicable laws (and will remain effective and in compliance at the time of issuance of the Registered Notes and Guarantees thereunder); (ii) a prospectus supplement providing supplemental information to the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the Commission, will be timely filed with the Commission and will comply with all applicable laws; (iii) the Issuers will issue and deliver the Registered Notes and the Guarantor will issue and deliver the Guarantees in the manner contemplated by the Registration Statement; (iv) the resolutions authorizing the Issuers to issue, offer and sell the Registered Notes have been adopted by the Issuers’ boards of directors (or any authorized committee thereof) and will be in full force and effect at all times at which the Registered Notes are offered or sold by the Issuers; (v) the resolutions authorizing the Guarantor to issue, offer and sell the Guarantees have been adopted by the Guarantor’s board of directors (or an authorized committee thereof) and will be in full force and effect at all times at which the Guarantees are offered or sold by the Guarantor, and (vi) all the Registered Notes and Guarantees will be in substantially the form attached to the applicable Indenture and that any information omitted from such form will be properly added and will be issued and sold in compliance with applicable federal and state securities laws or applicable laws or regulations or any agreement or other instrument binding upon the Registrants.

We have further assumed that the Registered Notes and Guarantees will be delivered by the Issuers and the Guarantor, respectively, in accordance with applicable laws and sold as contemplated in the Registration Statement.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth in this opinion letter, having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that, when the Registered Notes have been duly authorized by all necessary corporate action, executed, authenticated, issued and delivered by the Issuers and authenticated by the Trustee in accordance with the provisions of the applicable Indenture, and exchanged for the Existing Notes in accordance with the terms of the Exchange Offers as set forth in the Registration Statement, (a) the Registered Notes will constitute valid and binding obligations of the Issuers enforceable against each Issuer in accordance with their terms and (b) the Guarantees will constitute valid and binding obligations of the Guarantor enforceable against the Guarantor in accordance with their terms.

The foregoing opinions as to enforceability of obligations of the Registrants is subject to (i) applicable bankruptcy, insolvency, receivership, conservatorship, liquidation, reorganization, moratorium, fraudulent transfer and other laws affecting the enforcement of creditors’ rights generally, and by the application of general principles of equity (whether applied by a court of law in equity or at law) and the discretion of the court before which any proceedings therefor may be brought (such principles of equity are of general application, and in applying such principles, a court may include a covenant of good faith and fair dealing and apply concepts of reasonableness and materiality); (ii) requirements that a judgment for money damages rendered by a court in the United States be expressed only in U.S. dollars; and (iii) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency. Rights to indemnification and contribution may also be limited by Federal and state securities laws.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

Our opinions expressed above are limited to questions arising under the laws of the State of New York and the General Corporation Law of the State of Delaware. We do not express any opinion as to the laws of any other jurisdiction.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm as counsel for the Corporation that has passed on the validity of the Registered Notes appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

The opinions expressed above are as of the date hereof only and we express no opinion as to and, assume no responsibility for the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

The opinions expressed above are limited to the matters stated in this opinion letter, and no opinion is implied or may be inferred beyond those expressly stated in this opinion letter.

Very truly yours,

/s/ White & Case LLP

EG/ADS/JH